Exhibit 10.6

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 18th day of November 2011, by and between CrowdStrike, Inc., a Delaware corporation (the “Company”), and George Kurtz (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee and to enter into this Agreement embodying the terms of such employment, and Employee desires to enter into this Agreement and to accept such employment, subject to the terms and provisions of this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Employee hereby agree as follows:

Section 1.                                           Definitions.

(a)                              “Accrued Obligations” shall mean (i) all accrued but unpaid Base Salary through the date of termination of Employee’s employment, (ii) any Annual Bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination of Employee’s employment, (iii) any unpaid or unreimbursed expenses incurred prior to the date of termination in accordance with Section 9 hereof, and (iv) any benefits provided under the Company’s employee benefit plans upon a termination of employment, in accordance with the terms contained therein.

(b)                              “Agreement” shall have the meaning set forth in the preamble hereto.

(c)                               “Annual Bonus” shall have the meaning set forth in Section 4(b) hereof.

(d)                              “Base Salary” shall mean the salary provided for in Section 4(a) hereof or any increased salary granted to Employee pursuant to Section 4(a) hereof.

(e)                               “Board” shall mean the Board of Directors of the Parent.

(f)                                “Cause” shall mean (i) acts of willful misconduct on the part of Employee in the course of his employment, (ii) failure or refusal by Employee to perform in any material respect his duties or responsibilities under this Agreement, (iii) misappropriation by Employee of any assets or business opportunities of the Company or the Company Group, (iv) embezzlement or fraud committed by Employee or at his direction, or with his personal knowledge, (v) Employee’s conviction by a court of competent jurisdiction of, or pleading “guilty” or “no contest” to, (x) a felony or (y) any other criminal charge (other than minor traffic violations) that has, or could be reasonably expected to have, an adverse impact on the performance of Employee’s duties to the Company or other member of the Company Group or otherwise result in material injury to the reputation or business of the Company or the Company Group, or (vi)

Employee’s breach of any material provision in this Agreement, including the Non-Interference Agreement, or material breach of any of the Company Group’s written code of conduct, code of ethics or any other material written policy or of a fiduciary duty or responsibility to the Company Group.

(g)                               “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(h)                              “Company” shall have the meaning set forth in the preamble hereto.

(i)                                  “Company Group” shall mean the Parent together with any direct or indirect subsidiaries of the Parent.

(j)                                 “Compensation Committee” shall mean the committee of the Board designated to make compensation decisions relating to senior executive officers of the Company Group. Prior to any time that such a committee has been designated, the Board shall be deemed the Compensation Committee for purposes of this Agreement.

(k)                              “Delay Period” shall have the meaning set forth in Section 14 hereof.

(l)                                  “Disability” shall mean any physical or mental disability or infirmity that the Company cannot reasonably accommodate and which prevents the performance of Employee’s duties for a period of (i) one hundred eighty (180) consecutive days or (ii) two hundred forty (240) non-consecutive days during any twelve (12) month period. Any question as to the existence, extent, or potentiality of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Employee (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for all purposes of this Agreement.

(m)                          “Effective Date” shall mean November 18, 2011.

(n)                              “Employee” shall have the meaning set forth in the preamble hereto.

(o)                              “Good Reason” shall mean, without Employee’s consent, (i) a material diminution in Employee’s title, duties, or responsibilities as set forth in Section 3 hereof, (ii) a material reduction in Base Salary or target Annual Bonus opportunity (other than pursuant to an across-the-board reduction applicable to all senior executives of the Company), (iii) the failure of the Company to pay any compensation hereunder when due, or (iv) the relocation of Employee’s principal place of employment more than thirty-five (35) miles from its then current location. Notwithstanding the foregoing, during the Term, in the event that the Board reasonably believes that Employee may have engaged in conduct that could constitute Cause hereunder, the Board may, in its sole and absolute discretion, suspend Employee from performing his duties hereunder for a period of up to sixty (60) days, and in no event shall any such suspension constitute an event pursuant to which Employee may terminate employment with Good Reason; provided, that no such suspension shall alter the Company’s obligations under this Agreement (including, without limitation, its obligations to provide Employee compensation and benefits) during such period of suspension.

(p)                              “Non-Interference Agreement” shall mean the Confidentiality, Non- interference, and Invention Assignment Agreement attached hereto as Exhibit A.

(q)                              “Parent” shall mean CrowdStrike Holdings, Inc., a Delaware corporation.

(r)                                 “Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust (charitable or non- charitable), unincorporated organization, or other form of business entity.

(s)                                “Release of Claims” shall mean the Release of Claims in substantially the same form attached hereto as Exhibit B (as the same may be revised from time to time by the Company upon the advice of counsel).

(t)                                 “Severance Benefits” shall have the meaning set forth in Section 9(g) hereof.

(u)                              “Severance Term” shall mean, if Employee is eligible to receive the payments and benefits provided in Section 9(d) hereof, the six (6) month period following any termination of Employee’s employment (other than by reason of death or Disability), or, after the Third Closing (as defined in that certain Securities Purchase Agreement between the Parent and certain investors dated as of the date hereof), the twelve (12) month period following any termination of Employee’s employment (other than by reason of death or Disability).

(v)                              “Term” shall mean the period specified in Section 2 hereof.

Section 2.                                           Acceptance and Term.

The Company agrees to employ Employee, and Employee agrees to serve the Company, on the terms and conditions set forth herein. The Term shall commence on the Effective Date and shall continue until terminated as provided in Section 9 hereof.

Section 3.                                           Position, Duties, and Responsibilities; Place of Performance.

(a)                              Position, Duties, and Responsibilities. During the Term, Employee shall be employed and serve as the Chief Executive Officer of the Company (together with such other position or positions consistent with Employee’s title as the Board shall specify from time to time) and shall have such duties and responsibilities typically associated with such title, together with such other duties and responsibilities commensurate with Employee’s title as assigned by the Board, any superior officer or their respective designees. Employee also agrees to serve as an officer and/or director of any other member of the Company Group, in each case without additional compensation.

(b)                              Performance. Employee shall devote his full business time, attention, skill, and best efforts to the performance of his duties under this Agreement and shall not engage in any other business or occupation during the Term, including, without limitation, any activity that (x) conflicts with the interests of the Company or any other member of the Company Group, (y) interferes with the proper and efficient performance of Employee’s duties for the Company, or (z) interferes with Employee’s exercise of judgment in the Company’s best interests.

Notwithstanding the foregoing, nothing herein shall preclude Employee from (i) serving, with the prior written consent of the Board, as a member of the boards of directors or advisory boards (or their equivalents in the case of a non-corporate entity) of non-competing businesses and charitable organizations, (ii) engaging in charitable activities and community affairs, managing his personal investments and affairs; and (iv) writing books and articles and giving lectures and teaching; provided, however, that the activities set out in clauses (i), (ii), (iii) and (iv) shall be limited by Employee so as not to materially interfere, individually or in the aggregate, with the performance of his duties and responsibilities hereunder.

Section 4.                                           Compensation.

During the Term, Employee shall be entitled to the following compensation:

(a)                              Base Salary. Employee shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of not less than $300,000, with increases, if any, as may be approved in writing by the Compensation Committee.

(b)                              Annual Bonus. Employee shall be eligible to participate in the Company’s annual bonus program, as and when developed by the Compensation Committee, in consultation with Employee (the “Annual Bonus”). The Annual Bonus shall be paid to Employee at the same time as annual bonuses are generally payable to other senior executives of the Company subject to Employee’s continuous employment through the payment date except as otherwise provided in this Agreement.

Section 5.                                           Employee Benefits.

During the Term, Employee shall be entitled to participate in health, insurance, retirement, and other benefits provided to similarly situated senior executives of the Company. Employee shall also be entitled to the same number of holidays, vacation days, and sick days, as well as any other benefits, in each case as are generally allowed to similarly situated employees of the Company in accordance with the Company policy as in effect from time to time. Nothing contained herein shall be construed to limit the Company’s ability to amend, suspend, or terminate any employee benefit plan or policy at any time without providing Employee notice, and the right to do so is expressly reserved.

Section 6.                                           Key-Man Insurance.

At any time during the Term, the Company shall have the right to insure the life of Employee for the sole benefit of the Company, in such amounts, and with such terms, as it may determine. All premiums payable thereon shall be the obligation of the Company. Employee shall have no interest in any such policy, but agrees to cooperate with the Company in procuring such insurance by submitting to physical examinations, supplying all information required by the insurance company, and executing all necessary documents, provided that no financial obligation is imposed on Employee by any such documents.

Section 7.                                           Indemnification; Liability Insurance.

(a)                              The Company shall, to the maximum extent permitted by applicable law, indemnify Employee and hold him harmless from and against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by Employee resulting from Employee’s good faith performance of Employee’s duties for the Company, and for all good faith acts and decisions made by Employee in connection with the establishment of the Company prior to any actual performance of services. The Company shall, unless specifically prohibited from doing so by applicable law, pay and advance the expenses (including attorneys’ fees) incurred by Employee in connection with any potentially indemnifiable matter provided, however, that such payment of expenses in advance of the final disposition of a proceeding or threatened proceeding shall be made only upon receipt of an undertaking by Employee (or Employee’s heir(s), executor(s) or adminstrator(s) if applicable) to repay all amounts advanced if it should ultimately be determined that Employee is not entitled to be indemnified under this Section 7 or otherwise. This subparagraph specifically supersedes Article X(2)(b) and Article X(4) of the Parent Company’s Certificate of Incorporation.

(b)                              The Company shall cover Employee under directors and officers liability insurance in the same amount and to the same extent as the Company covers its other directors and officers and shall maintain commercially reasonable levels of directors and officers liability insurance.

(c)                               The rights to indemnification and advancement of expenses conferred pursuant to this Section 7 shall survive the termination of Employee’s employment with the Company to the extent necessary to give effect to the provisions of this Section 7. Any amendment, repeal or modification of, or adoption of any provision inconsistent with, this Section 7 (or any provision hereof) shall not adversely affect any right to indemnification or advancement of expenses granted to Employee pursuant hereto with respect to any act or omission of Employee occurring prior to the time of such amendment, repeal, modification or adoption (regardless of whether any claim, legal proceeding or threatened legal proceeding relating to such acts or omissions, or any proceeding relating to Employee’s rights to indemnification or to advancement of expenses, is commenced before or after the time of such amendment, repeal, modification or adoption), and any such amendment, repeal, modification or adoption that would adversely affect Employee’s rights to indemnification or advancement of expenses hereunder shall be ineffective as to Employee, except with respect to any threatened, pending or completed legal proceeding that relates to or arises from (and only to the extent such proceeding relates to or arises from) any act or omission of Employee occurring after the effective time of such amendment, repeal, modification or adoption. The rights provided hereunder shall inure to the benefit of Employee and his heirs, executors and administrators.

(d)                              If a claim for indemnification or advancement of expenses under this Section 7 is not paid in full within 30 days after a written claim therefor by Employee (or his heir, executor or administrator), as applicable, has been received by the Company, Employee (or his heir, executor or administrator), as applicable, may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Company shall have the burden of proving that Employee is not entitled to the requested indemnification or advancement of expenses under applicable law. Further, notwithstanding anything to the contrary in Section 145 of the Delaware General Corporation Law (“the DGCL”), the jurisdiction provision set forth in Section 18 of this Agreement shall apply to any dispute regarding this Section 7.

Section 8.                                           Reimbursement of Business Expenses.

During the Term, the Company shall pay (or promptly reimburse Employee) for documented, out-of-pocket expenses reasonably incurred by Employee in the course of performing his duties and responsibilities hereunder, which are consistent with the Company’s policies in effect from time to time with respect to business expenses, subject to the Company’s requirements with respect to reporting of such expenses.

Section 9.                                           Termination of Employment.

(a)                              General. The Term shall terminate earlier than as provided in Section 2 hereof upon the earliest to occur of (i) Employee’s death, (ii) a termination by reason of a Disability, (iii) a termination by the Company with or without Cause, and (iv) a termination by Employee with or without Good Reason. Upon any termination of Employee’s employment for any reason, except as may otherwise be requested by the Company in writing and agreed upon in writing by Employee, Employee shall resign from any and all directorships, committee memberships, and any other positions Employee holds with the Company or any other member of the Company Group. Notwithstanding anything herein to the contrary, the payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as Employee has also undergone a “separation from service” as defined in Treas. Reg. l .409A-l(h), at which time such nonqualified deferred compensation (calculated as of the date of Employee’s termination of employment hereunder) shall be paid (or commence to be paid) to Employee on the schedule set forth in this Section 9 as if Employee had undergone such termination of employment (under the same circumstances) on the date of his ultimate “separation from service.”

(b)                              Termination Due to Death or Disability. Employee’s employment shall terminate automatically upon his death. The Company may terminate Employee’s employment immediately upon the occurrence of a Disability, such termination to be effective upon Employee’s receipt of written notice of such termination. Upon Employee’s death or in the event that Employee’s employment is terminated due to his Disability, Employee or his estate or his beneficiaries, as the case may be, shall be entitled to the Accrued Obligations. Following Employee’s death or a termination of Employee’s employment by reason of a Disability, except as set forth in this Section 9(b), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(c)                               Termination by the Company with Cause.

(i)                              The Company may terminate Employee’s employment at any time with Cause, effective upon Employee’s receipt of written notice of such termination; provided, however, that with respect to any Cause termination, to the extent that such act or acts or failure or failures to act are curable, Employee shall be given not less than thirty (30) days’ written notice by the Board of the Company’s intention to terminate him with Cause, such notice to state in detail the particular act or acts or failure or failures to act that constitute the grounds on which the proposed termination with Cause is based, and such termination shall be effective at the expiration of such thirty (30) day notice period unless Employee has fully cured such act or acts or failure or failures to act that give rise to Cause during such period.

(ii)                           Except as provided in the following sentence, in the event that the Company terminates Employee’s employment with Cause, he shall be entitled only to the Accrued Obligations (other than those described in Section 1(a)(ii)). In the event of a termination of employment by Company with Cause under this Section 9(c), the Company and Employee may mutually agree to enter into a severance agreement providing that Employee shall be entitled to the same payments and benefits as provided in Section 9(d) hereof for a termination by the Company without Cause, subject to the same conditions on payments and benefits as described in Section 9(d) hereof, and that Employee shall be bound by the limitations on Competitive Activities and Customer Interfering Activities (each as defined in the Non-Interference Agreement) set forth in the Non-Interference Agreement. Following such termination of Employee’s employment with Cause, except as set forth in this Section 9(c)(ii), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(d)                              Termination by the Company without Cause. The Company may terminate Employee’s employment at any time without Cause, effective upon Employee’s receipt of written notice of such termination. In the event that Employee’s employment is terminated by the Company without Cause (other than due to death or Disability), Employee is entitled to the Accrued Obligations. Further, if Employee agrees to be bound by the limitations on Competitive Activities and Customer Interfering Activities set forth in the Non-Interference Agreement, Employee shall be entitled to:

(i)                              Continued payment of Base Salary during the Severance Term, payable in accordance with the Company’s regular payroll practices; and

(ii)                           Subject to Employee’s election of COBRA continuation coverage under the Company’s group health plan, on the first regularly scheduled payroll date of each month of the Severance Term, the Company will pay Employee an additional monthly amount equal to (on an after-tax basis) the “applicable percentage” of the monthly COBRA premium cost for the level of coverage that Employee had as of the date of termination; provided, that the payments pursuant to this clause (iv) shall cease earlier than the expiration of the Severance Term in the event that Employee obtains other employment during the Severance Term that offers group health benefits. Employee will notify the Company of Employee’s eligibility for health benefits during the Severance Term within thirty (30) days of such eligibility. For purposes hereof, the “applicable percentage” shall be the percentage of Employee’s health care premium costs covered by the Company as of the date of termination.

In the event that the Company terminates Employee’s employment without Cause and Employee does not agree to be bound by the limitations on Competitive Activities and Customer Interfering

Activities set forth in the Non- Interference Agreement, he shall be entitled only to the Accrued Obligations. Notwithstanding the foregoing, the payments and benefits described in clauses (i) and (ii) above shall immediately terminate, and the Company shall have no further obligations to Employee with respect thereto, in the event that Employee breaches any provision of the Non- Interference Agreement. Following such termination of Employee’s employment by the Company without Cause, except as set forth in this Section 9(d), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment by the Company without Cause shall be receipt of the Severance Benefits.

(e)                               Termination by Employee with Good Reason. Employee may terminate his employment with Good Reason by providing the Company thirty (30) days’ advanced written notice setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days of the occurrence of such event. During such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period, Employee’s termination will be effective upon the expiration of such cure period, and Employee shall be entitled to the same payments and benefits as provided in Section 9(d) hereof for a termination by the Company without Cause, subject to the same conditions on payments and benefits as described in Section 9(d) hereof. If the Company timely cures the Good Reason event, Employee must either withdraw the notice of termination or convert it into a notice of termination without Good Reason, which would be effective at the end of the thirty (30) day notice period. Following such termination of Employee’s employment by Employee with Good Reason, except as set forth in this Section 9(e), Employee shall have no further rights to any compensation or any other benefits under this Agreement. For the avoidance of doubt, Employee’s sole and exclusive remedy upon a termination of employment with Good Reason shall be receipt of the Severance Benefits.

(f)                                Termination by Employee without Good Reason. Employee may terminate his employment without Good Reason by providing the Company thirty (30) days’ written notice of such termination. In the event of a termination of employment by Employee under this Section 9(f), Employee shall be entitled only to the Accrued Obligations (other than those described in Section 1(a)(ii) unless payment of such amounts is approved by a majority of the Board). In the event of a termination of employment by Employee under this Section 9(f), the Company and Employee may mutually agree to enter into a severance agreement providing that Employee shall be entitled to the same payments and benefits as provided in Section 9(d) hereof for a termination by the Company without Cause, subject to the same conditions on payments and benefits as described in Section 9(d) hereof, and that Employee shall be bound by the limitations on Competitive Activities and Customer Interfering Activities set forth in the Non-Interference Agreement. Following such termination of Employee’s employment by Employee without Good Reason, except as set forth in this Section 9(f), Employee shall have no further rights to any compensation or any other benefits under this Agreement.

(g)                               Release. Notwithstanding any provision herein to the contrary, the payment of any amount or provision of any benefit pursuant to subsections (b) through (f) of this Section 9 (other than the Accrued Obligations) (collectively, the “Severance Benefits”) shall be conditioned upon Employee’s execution, delivery to the Company, and non-revocation of the

Release of Claims (and the expiration of any revocation period contained in such Release of Claims) within sixty (60) days following the date of Employee’s termination of employment hereunder. If Employee fails to execute the Release of Claims in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Employee shall not be entitled to any of the Severance Benefits. Further, to the extent that any of the Severance Benefits constitutes “nonqualified deferred compensation” for purposes of Section 409A of the Code, any payment of any amount or provision of any benefit otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Employee’s termination of employment hereunder, but for the condition on executing the Release of Claims as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining Severance Benefits shall thereafter be provided to Employee according to the applicable schedule set forth herein. For the avoidance of doubt, in the event of a termination due to Employee’s death or Disability, Employee’s obligations herein to execute and not revoke the Release of Claims may be satisfied on his behalf by his estate or a person having legal power of attorney over his affairs.

Section 10.                                    Non-Interference Agreement.

As a condition of, and prior to commencement of, Employee’s employment with the Company, Employee shall have executed and delivered to the Company the Non- Interference Agreement. The parties hereto acknowledge and agree that this Agreement and the Non-Interference Agreement shall be considered separate contracts, and the Non-Interference Agreement will survive the termination of this Agreement for any reason.

Section 11.                                    Representations and Warranties of Employee.

Employee represents and warrants to the Company that—

(a)                              Employee is entering into this Agreement voluntarily and that his employment hereunder and compliance with the terms and conditions hereof will not, to the best of Employee’s knowledge, conflict with or result in the breach by him of any agreement to which he is a party or by which he may be bound;

(b)                              To the best of Employee’s knowledge, Employee has not violated, and in connection with his employment with the Company will not willfully violate, any non- solicitation, non-competition, or other similar covenant or agreement of a prior employer by which he is or may be bound; and

(c)                               in connection with his employment with the Company, Employee will not use any confidential or proprietary information he may have obtained in connection with employment with any prior employer.

Section 12.                                    Taxes.

The Company may withhold from any payments made under this Agreement all applicable taxes, including but not limited to income, employment, and social insurance taxes, as shall be required by law. Employee acknowledges and represents that the Company has not provided any tax advice to him in connection with this Agreement and that he has been advised by the Company to seek tax advice from his own tax advisors regarding this Agreement and payments that may be made to him pursuant to this Agreement, including specifically, the application of the provisions of Section 409A of the Code to such payments.

Section 13.                                    Set Off; Mitigation.

The Company’s obligation to pay Employee the amounts provided and to make the arrangements provided hereunder shall be subject to set-off, counterclaim, or recoupment of amounts owed by Employee to the Company or its affiliates in the manner provided for under California law; provided, however, that to the extent any amount so subject to set-off, counterclaim, or recoupment is payable in installments hereunder, such set-off, counterclaim, or recoupment shall not modify the applicable payment date of any installment, and to the extent an obligation cannot be satisfied by reduction of a single installment payment, any portion not satisfied shall remain an outstanding obligation of Employee and shall be applied to the next installment only at such time the installment is otherwise payable pursuant to the specified payment schedule. Employee shall not be required to mitigate the amount of any payment provided pursuant to this Agreement by seeking other employment or otherwise, and except as provided in Section 9(d)(iii) hereof, the amount of any payment provided for pursuant to this Agreement shall not be reduced by any compensation earned as a result of Employee’s other employment or otherwise.

Section 14.                                    Additional Section 409A Provisions.

Notwithstanding any provision in this Agreement to the contrary—

(a)                              Any payment otherwise required to be made hereunder to Employee at any date as a result of the termination of Employee’s employment shall be delayed for such period of time as may be necessary to meet the requirements of Section 409A(a)(2)(B)(i) of the Code (the “Delay Period”). On the first business day following the expiration of the Delay Period, Employee shall be paid, in a single cash lump sum, an amount equal to the aggregate amount of all payments delayed pursuant to the preceding sentence, and any remaining payments not so delayed shall continue to be paid pursuant to the payment schedule set forth herein.

(b)                              Each payment in a series of payments hereunder shall be deemed to be a separate payment for purposes of Section 409A of the Code.

(c)                               To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A of the Code), (i) any such expense reimbursement shall be made by the Company no later than the last day of the taxable year following the taxable year in which such expense was incurred by Employee, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

(d)                While the payments and benefits provided hereunder are intended to be structured in a manner to avoid the implication of any penalty taxes under Section 409A of the Code, in no event whatsoever shall the Parent or any of its affiliates (including, without limitation, the Company) be liable for any additional tax, interest, or penalties that may be imposed on Employee as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code (other than for withholding obligations or other obligations applicable to employers, if any, under Section 409A of the Code).

Section 15.                                    Successors and Assigns; No Third-Party Beneficiaries.

(a)                The Company. This Agreement shall inure to the benefit of the Company and its respective successors and assigns. Neither this Agreement nor any of the rights, obligations, or interests arising hereunder may be assigned by the Company to a Person (other than another member of the Company Group, or its or their respective successors) without Employee’s prior written consent (which shall not be unreasonably withheld, delayed, or conditioned); provided, however, that in the event of a sale of all or substantially all of the assets of the Company or any direct or indirect division or subsidiary thereof to which Employee’s employment primarily relates, the Company may provide that this Agreement will be assigned to, and assumed by, the acquiror of such assets, it being agreed that in such circumstances, Employee’s consent will not be required in connection therewith.

(b)                Employee. Employee’s rights and obligations under this Agreement shall not be transferable by Employee by assignment or otherwise, without the prior written consent of the Company; provided, however, that if Employee shall die, all amounts then payable to Employee hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee, or other designee, or if there be no such designee, to Employee’s estate.

(c)                 No Third-Party Beneficiaries. Except as otherwise set forth in Section 9(b) or Section 15(b) hereof, nothing expressed or referred to in this Agreement will be construed to give any Person other than the Company, the other members of the Company Group, and Employee any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement.

Section 16.                                    Waiver and Amendments.

Any waiver, alteration, amendment, or modification of any of the terms of this Agreement shall be valid only if made in writing and signed by each of the parties hereto; provided, however, that any such waiver, alteration, amendment, or modification must be consented to on the Company’s behalf by the Board. No waiver by either of the parties hereto of their rights hereunder shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

Section 17.                                    Severability.

If any covenants or such other provisions of this Agreement are found to be invalid or unenforceable by a final determination of a court of competent jurisdiction, (a) the remaining terms and provisions hereof shall be unimpaired, and (b) the invalid or unenforceable term or provision hereof shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision hereof.

Section 18.                                    Governing Law and Jurisdiction.

EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THE VALIDITY, INTERPRETATION, CONSTRUCTION, AND PERFORMANCE OF THIS AGREEMENT IS GOVERNED BY AND IS TO BE CONSTRUED UNDER THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE, WITHOUT REGARD TO CONFLICT OF LAWS RULES. ANY DISPUTE OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR CLAIM OF BREACH HEREOF SHALL BE BROUGHT EXCLUSIVELY IN THE UNITED STATES DISTRICT COURT FOR THE CENTRAL DISTRICT OF CALIFORNIA, TO THE EXTENT FEDERAL JURISDICTION EXISTS, AND IN ANY COURT SITTING IN ORANGE COUNTY, BUT ONLY IN THE EVENT FEDERAL JURISDICTION DOES NOT EXIST, AND ANY APPLICABLE APPELLATE COURTS. BY EXECUTION OF THIS AGREEMENT, THE PARTIES HERETO, AND THEIR RESPECTIVE AFFILIATES, CONSENT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS, AND WAIVE ANY RIGHT TO CHALLENGE JURISDICTION OR VENUE IN SUCH COURT WITH REGARD TO ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT ALSO HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT.

Section 19.                                    Notices.

(a)                Place of Delivery. Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, that unless and until some other address be so designated, all notices and communications by Employee to the Company shall be mailed or delivered to the Company at its principal executive office, and all notices and communications by the Company to Employee may be given to Employee personally or may be mailed to Employee at Employee’s last known address, as reflected in the Company’s records.

(b)                Date of Delivery. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

Section 20.                                    Section Headings.

The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

Section 21.                                    Entire Agreement.

This Agreement, together with any exhibits attached hereto, constitutes the entire understanding and agreement of the parties hereto regarding the employment of Employee. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

Section 22.                                    Survival of Operative Sections.

Upon any termination of Employee’s employment, the provisions of Sections 9 through 23 of this Agreement (together with any related definitions set forth in Section 1 hereof) shall survive to the extent necessary to give effect to the provisions thereof.

Section 23.                                    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

*                                         *                                         *

[Signatures to appear on the following page.]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

CROWDSTRIKE, INC.

/s/ George Kurtz
By:	George Kurtz
Title:	President & Chief Executive Officer

EMPLOYEE

/s/ George Kurtz
George Kurtz